UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2013

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Premier Exhibitions, Inc.
(Exact Name of Registrant as Specified in Charter)

Florida	000-24452	20-1424922
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia	30326
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code    (404) 842-2600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 16, 2013, Premier Exhibition Management, LLC (the “Company”), a subsidiary of Premier Exhibitions, Inc., entered into a Joint Production Agreement with TSX Operating Company LLC (“TSX”) to produce an exhibition based on the Federal Bureau of Investigation.    The term of the Agreement is five (5) years from the opening date of the exhibition.

The exhibition, titled FBI: The Evidence, will feature a display of actual evidence used to solve some of the biggest and most infamous crimes of the century.  Visitors will have the unique opportunity to discover firsthand how the ingenuity and science were used to solve and thwart crimes that threatened national security.

Pursuant to the Joint Production Agreement, the Company and TSX will jointly produce and tour the exhibition.  The production costs of approximately $1.2 million will be funded 80% by the Company and 20% by TSX.  Revenues from the exhibition will be paid 80% to the Company and 20% to TSX until the parties have recouped 110% of the production cost, and 68% to the Company and 32% to TSX thereafter.  In addition, the Company will be paid a management fee of $60,000 per venue where the exhibition is presented.

This summary does not purport to be complete and is qualified by reference to the full text of the Joint Production Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is hereby incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Joint Production Agreement between Premier Exhibition Management LLC and TSX Operating Company LLC, dated October 16, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Exhibitions, Inc.

By:  /s/ Michael Little
Michael Little
Chief Financial Officer

Date: October 22, 2013

EXHIBIT INDEX

Exhibit No.	Description
10.1	Joint Production Agreement between Premier Exhibition Management LLC and TSX Operating Company LLC, dated October 16, 2013